CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of ITUS Corporation (the “Company”) of our report dated December 7, 2016, relating to our audits of the Company’s consolidated financial statements as of October 31, 2016 and 2015, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2016, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

                  HASKELL & WHITE LLP

Irvine, California

January 27, 2017